PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)                    REGISTRATION NO. 333-96069



                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                          Share         Primary
                   Name of Company                         Ticker        Amounts    Trading Market
                   ---------------                         ------        -------    --------------
Akamai Technologies Inc.                                    AKAM             3          NASDAQ
BEA Systems, Inc.                                           BEAS            10          NASDAQ
BroadVision, Inc.                                           BVSN             1          NASDAQ
E.piphany, Inc.                                             EPNY           1.5          NASDAQ
InfoSpace, Inc.                                             INSP           0.8          NASDAQ
InterNAP Network Services Corporation                       INAP             5          NASDAQ
Kana Software, Inc.                                         KANA           0.2          NASDAQ
NaviSite, Inc.                                              NAVI         .1333          NASDAQ
Openwave Systems Inc.                                       OPWV         3.221          NASDAQ
Portal Software, Inc.                                       PRSF             6          NASDAQ
RealNetworks, Inc.                                          RNWK             6          NASDAQ
VeriSign, Inc.                                              VRSN          6.15          NASDAQ
Vignette Corporation                                        VIGN             6          NASDAQ
Vitria Technology, Inc.                                     VITR             1          NASDAQ


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions

            The date of this prospectus supplement is July 31, 2003.